UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 19, 2008
Premier Exhibitions, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-24452	20-1424922

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3340 Peachtree Road, Suite 2250, Atlanta, Georgia	30326

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (404) 842-2600
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective March 19, 2008, Premier Exhibitions, Inc. (the “Company”) and Arnie Geller agreed to a Fifth Amendment to Mr. Geller’s Employment Agreement. Pursuant to the Fifth Amendment, Mr. Geller shall serve as the Company’s Chairman of the Board. In such capacity, he will act as the chair of all regularly scheduled meetings of the Board of Directors. As part of such transition, Mr. Geller will no longer serve the Company as an executive officer.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     In addition, effective March 20, 2008, the Board of Directors amended and restated the Company’s Bylaws to provide both that the Chairman of the Board of Directors shall act as the chair of all regularly scheduled meetings of the Board of Directors and that the Chairman of the Board of Directors shall not be an officer of the Company. Such change is reflected in Article III, Section 1 of the Company’s Bylaws. The Board of Directors also implemented the following modifications to the Company’s Bylaws: (i) Article II, Sections 3 and 4 were amended to provide that a special meeting of shareholders may be called by the Board of Directors, by the President of the Company or as otherwise provided by law and to provide that the presiding officer at any shareholders’ meeting shall determine the business to be conducted at such meeting; and (ii) Article IV was amended to remove references to the former officer positions of Chair and Chairman of the Board.
     The preceding description of the amendments to the Company’s Bylaws is qualified in its entirety by reference to the full text of the Company’s Amended and Restated Bylaws, which are attached as Exhibit 3.2 to this Current Report on Form 8-K and are incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

3.2	Amended and Restated Bylaws of Premier Exhibitions, Inc.

99.1	Fifth Amendment to Employment Agreement between Arnie Geller and Premier Exhibitions, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.
Date: March 20, 2008	By:	/s/ Harold W. Ingalls
Chief Financial Officer